EXHIBIT 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of RCN Corporation on Form S-3 (File Nos. 333-71525, 333-61223 and 333-63889) and on Form S-8 (File Nos. 333-37959 and 333-38137) of our report dated March 8, 1999, except Note 20, as to which the date is March 18, 1999, on our audits of the consolidated financial statements and financial statement schedules of RCN Corporation and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP
------------------------------

PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
March 31, 1999